Exhibit 5.1

Wyrick Robbins Yates & Ponton LLP ATTORNEYS AT LAW 4101 Lake Boone Trail, Suite 300, Raleigh, NC 27607 PO Drawer 17803, Raleigh, NC 27619 P: 919.781.4000 F: 919.781.4865 www.wyrick.com

May 4, 2015

Board of Directors

INC Research Holdings, Inc.

3201 Beechleaf Court, Suite 600

Raleigh, North Carolina 27604-1547

Ladies and Gentlemen:

We have acted as counsel to INC Research Holdings, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 (File No. 333-203640) filed by the Company with the Securities and Exchange Commission (the “Commission”) on April 27, 2015 and as amended on or about the date hereof (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Act”), to register the offer and sale of up to 9,200,000 shares of the Company’s Class A common stock, par value $0.01 per share (together with any additional shares that may be sold pursuant to Rule 462(b) under the Act, the “Selling Stockholder Shares”), by selling stockholders of the Company (the “Selling Stockholders”), including shares purchasable by the underwriters upon exercise of an over-allotment option granted to the underwriters by the Selling Stockholders.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

In connection with the foregoing, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials as we deemed necessary for purposes of the opinions expressed below. In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us, and the due authorization, execution and delivery of all documents by the stockholders where due authorization, execution and delivery are prerequisites to the effectiveness thereof.

Board of Directors

INC Research Holdings, Inc.

May 4, 2015

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than the existing Delaware General Corporation Law and reported judicial decisions relating thereto.

In connection with our opinions expressed below, we have assumed that, at or prior to the time of the issuance, if not already outstanding, and the delivery of any Selling Stockholder Shares, the Registration Statement will have been declared effective under the Act, and sale of the Selling Stockholder Shares will have been registered under the Act pursuant to the Registration Statement and that such registration will not have been modified or rescinded, that no stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto shall have been issued in connection with the Registration Statement, and that there will not have occurred any change in law affecting the validity of the issuance of the Selling Stockholder Shares.

In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions to third parties in connection with the filing of a registration statement with the Commission of the type described herein.

Based upon the foregoing, it is our opinion that the Selling Stockholder Shares to be sold by the Selling Stockholders pursuant to the Registration Statement and the prospectus are validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and reference to our firm under the heading “Legal Matters” in the prospectus included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is intended solely for use in connection with sale of the Selling Stockholder Shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/s/ Wyrick Robbins Yates & Ponton LLP